EXHIBIT 2.5

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
         RIGHTS OF SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

                                   of

                        TALLEY INDUSTRIES, INC.

         Pursuant to Section 151 of the General Corporation Law
                        of the State of Delaware

     We, Richard H. Allen, Vice President, and Mark S. Dickerson,
Secretary, of Talley Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on April 29, 1986 adopted the following resolution creating a series of two hundred thousand (200,000) shares of Preferred Stock (par value $1.00 per share) designated as Series C Junior Participating Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Junior Participating Preferred
Stock" (the "Series C Preferred Stock") and the number of shares constituting such series shall be 200,000.

     Section 2.  Dividends and Distributions.

               (A) The holders of shares of Series C Pre-ferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fif-teenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00 or (b) subject to the provision for adjustment hereinaf ter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or other wise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or com-bination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were out-standing immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25.00 per share on the Series C Preferred stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               Dividends shall begin to accrue and be
          cumulative on outstanding shares of Series C
          Preferred Stock from the Quarterly Dividend
          Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend
          Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly
          Dividend Payment Date. Accrued but unpaid divi-dends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such divi-dends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 50 days prior to the date fixed for the payment thereof.

     Section 3.  Voting Rights.  The holders of shares of Series
C Preferred Stock shall have the following voting rights:

               (A)  Subject to the provision for adjustment
          hereinafter set forth, each share of Series C Preferred stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combina-tion or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B)  Except as otherwise provided herein or
          by law, the holders of shares of Series C Pre-ferred Stock and the holders of shares of Common Stock shall vote together as one class, together with the holders of any other series of Preferred Stock heretofore or hereafter issued which shall be accorded such voting rights by the Board of Directors as permitted in the Corporation's Certificate of Incorporation, on all matters submitted to a vote of stockholders of the Corpo-ration. Each holder of record of shares of Series C Preferred Stock shall be entitled to notice of any meeting of stockholders of the Corporation and to participate in any such meeting in the manner provided for holders of shares of Common Stock of the Corporation under any applicable law, provi-sion of the Certificate of Incorporation or by-law.

               (C)  In the event that any six quarterly
          cumulative dividends, whether consecutive or not, upon the Series C Preferred Stock shall be in arrears, the authorized number of directors constituting the Board of Directors shall be increased by two. In such event, the holders of share of the Series C and any other series of Preferred Stock heretofore or hereafter issued which shall be accorded such class voting right by the Board of Directors as permitted in the Corpo-ration's Certificate of Incorporation and which shall have the right to elect two directors as a result of a default in the payment of dividends on such series (such other series being hereinafter called "Other Series of Preferred Stock") shall have the exclusive and special right, voting separately as a class without regard to series, to elect two persons to fill such directorships in which case the remaining members of the board shall be elected exclusively by the holders of all other classes or series of stock entitled to vote for directors, voting separately as a class. Whenever such right to elect two directors shall have been vested, it shall be exercised initially either at a special meeting of the Preferred Stockholders so entitled to vote or at the next annual stockholders' meeting, but thereafter it shall be exercised only at annual stockholders' meetings. Such right of the Series C Preferred Stock to elect two directors shall continue until the dividends in default on the Series C Preferred Stock shall have been paid in full and the full dividends on the Series C Preferred Stock for the then current quarterly dividend period shall have been declared and paid or set aside for payment. When such dividends are so paid or provided for, such right to elect two directors shall terminate, subject to revesting in the event of each and every subsequent similar default. A special meeting for the exercise of such right shall be called by the Secretary of the Corporation as promptly as possible, and in any event within ten days, after receipt of a written request signed by the holders of record of at least 10 percent of the outstanding shares of Preferred Stock entitled to exercise such right; provided, however, that no such special meeting need be called during the 90-day period preceding the date fixed for the annual meeting of stockholders. At any meeting held for the election of directors at which the holders of shares of Series C Preferred Stock (or such holders and holders of Other Series of Preferred Stock voting together as a class) shall have the right to elect two directors as hereinabove provided, the presence, in person or by proxy, of the holders of a majority of the number of out-standing shares of Series C Preferred Stock (or the holders of a majority of the number of out standing shares of Series C Preferred Stock and Other Series of Preferred Stock taken together, as the case may be) shall be required to constitute a quorum of such class for the election of any director by the holders of shares of such Series
          C Preferred Stock or by such holders and holders of Other Series of Preferred Stock. At any such meeting or adjournment thereof the absence of a quorum of the holders of shares of Series C Preferred Stock or of such holders and holders of Other Series of Preferred Stock shall not prevent the election of directors other than those to be elected by such holders of shares of Series C Preferred Stock or by such holders and holders of Other Series of Preferred Stock voting together as a class. The directors elected by such holders of shares of Series C Preferred Stock or by such holders and holders of Other Series of Preferred Stock shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify, provided, however, that when the right of the holders of shares of Series C Preferred Stock and Other Series of Preferred Stock to elect directors as provided herein shall terminate, the terms of office of all persons so elected by such holders shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided for in accordance with the by-laws of the Corporation without regard to an increase made pursuant hereto. During any period in which the holders of shares of Series C Preferred Stock or such holders and the holders of Other Series of Preferred Stock have the right to elect two directors as provided for herein, any vacancy in the directorships filled by such holders shall be filled by the vote of the remaining director theretofore elected by such holders. If not so filled within 40 days after the creation thereof, the Secretary of the Corporation shall call a special meeting of the holders of shares of the Series C Preferred Stock or such holders and the holders of Other Series of

          Preferred Stock and such vacancy or vacancies shall be filled at such special meeting.

               (D)  So long as any shares of the Series C
          Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds of the aggregate number of shares at the time out-standing of the Series C Preferred Stock and any other series of Preferred Stock heretofore or hereafter issued which shall be accorded such class voting right by the Board of Directors as permitted in the Certificate of Incorporation, voting or consenting, as the case may be, sepa-rately as a class without regard to series:

                 (i)  authorize, create or increase any
               class of capital stock ranking prior to any of the Preferred Stock as to dividends or upon liquidation, dissolution or winding up;
               or

                 (ii)  alter or change any of the powers,
               preferences or special rights given to any of the Preferred Stock by the Certificate of Incorporation so as to affect the Preferred Stock adversely.

               (E)  So long as any shares of the Series C
          Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of at least a majority of the aggregate number of shares at the time out-standing of the Series C Preferred Stock and any other series of Preferred Stock heretofore or hereafter issued which shall be accorded such class voting right by the Board of Directors as permitted in the Certificate of Incorporation, voting or consenting, as the case my be, sepa-rately as a class without regard to series:

                 (i)  increase to more than 5,000,000
               shares the number of shares of Preferred
               Stock at the time authorized by the Certifi-cate of Incorporation of the Corporation; or

                 (ii)  authorize, create or increase any
               class of capital stock ranking on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution, or winding up of the Corporation.

     Section 4.  Certain Restrictions

               (A)  Whenever quarterly dividends or other
          dividends or distributions payable on the Series
          C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                 (i)  declare or pay dividends on, make any
               other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

                 (ii)  declare or pay dividends on or make
               any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                 (iii)  redeem or purchase or otherwise
               acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
               up) with the Series C Preferred Stock, pro-vided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation rank ing junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

                 (iv)  purchase or otherwise acquire for
               consideration any shares of Series C Pre ferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall deter-mine in good faith will result in fair and equitable treatment among the respective series of classes.

               (B)  The Corporation shall not permit any
          subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary liquidation, dissolution or winding up of the Corpora-tion, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or
(2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the provision in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corpora-tion shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination on consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8.  No Redemption.  The shares of Series C Preferred
Stock shall not be redeemable.

     Section 9. Ranking. The Series C Preferred Stock shall rank junior to all other series of the Corporation's preferred stock outstanding as of April 29, 1986, as to the payment of dividends and the distribution of assets.

     Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series C Preferred Stock, voting together as a single class.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate this 29th day of April, 1986.


                              Richard H. Allen
                              Richard H. Allen, Vice President



ATTEST:

Mark S. Dickerson
Mark S. Dickerson, Secretary